Sutor Technology Group Limited
Jiangsu Province
People’s Republic of China
http://www.sutorcn.com
    NEWS RELEASE

SUTOR TECHNOLOGY GROUP LIMITED ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS OF FISCAL YEAR 2010

DONGBANG TOWN, CHINA, November 13, 2009 – Sutor Technology Group Limited (NASDAQ: SUTR), a leading private manufacturer of fine finished steel products and welded steel pipes used by steel fabricators, and infrastructure projects, today announced its financial results for the first quarter of fiscal year 2010, ended September 30, 2009.

First Fiscal Quarter 2010 Financial Results:

•	Total revenue was US$123.8 million for the three months ended September 30 2009, a decrease of US$6.3 million, or 4.8% over the same period last year.

•	Gross margin was 3.6% for the first fiscal quarter of 2010, compared to 11.4% for the same period last year.

•	Net income was US$0.5 million for the first fiscal quarter of 2010, a decrease of US$10.4 million, or 95.4%, from US$10.9 million for the same period of last year.

•	Fully-diluted earnings per common share for the first fiscal quarter of 2010 were US$0.01, compared to US$0.29 for the same time last year.

Ms. Lifang Chen, Chairperson and CEO of Sutor said, “Despite the fact that we continued to face challenges during our first fiscal quarter of 2010, we believe operations have stabilized. We continue our efforts to extend market share by maintaining competitive per unit sales price. Although it reduces gross margins, it has helped us maintain our market share, attract new customers and build existing customers’ loyalty.

“In addition, we recently announced the acquisition of Ningbo Zhehua Heavy Steel Pipe Manufacturing Co. This new business line will help to diversify our company’s product portfolio and expand our vertically integrated business model. We also believe this acquisition will be beneficial to both our revenue and income during the fiscal year. In October, the Company experienced an increase in orders and firming of average sales price. In addition, with the increase in orders, the Company was able to begin elimination of some very low margin products while maintaining overall volume. The Company therefore expects to see improving margins and net income beginning with the second quarter 2009.

First Fiscal Quarter 2010 Financial Results:

As a result of the acquisition of Ningbo Zhehua Heavy Steel Pipe Manufacturing Co., Ltd. (“Ningbo Zhehua”) from Shanghai Huaye Iron & Steel Group Co., Ltd. in November 2009, a company that is 100% owned by our chief executive officer, chairwoman and majority shareholder Lifang Chen and her husband Feng Gao, our financial statements were restated to reflect the reorganization of Ningbo Zhehua as if the acquisition had happened at the beginning of each period.

Revenues. Revenues were US$123.8 million in the first fiscal quarter of 2010, compared to US$130.1 million for the same period last year, a decrease of 4.8%. The decrease was mainly attributable to the global economic slowdown which led to a decrease in steel prices of approximately 30%, Sutor’s primary raw material. In response to the weak economy and lower price of steel, Sutor made the strategic decision to reduce the per unit sales price in certain instances to both maintain our market share and attract new customers

Gross Profit. Gross profit was US$4.4 million in the first fiscal quarter of 2010, compared to US$14.8 million in the same period last year, a decrease of 70.2%. Gross margin decreased to 3.6% for the first fiscal quarter of 2010 from 11.4 % for the same period last year. The decreased margins mainly resulted from the Company’s strategic decision to reduce the per unit sale price to retain market share and attract new customers, as well as a larger proportion of smaller orders we received in the first fiscal quarter 2010 which generally had higher costs as compared to that of large orders.

Selling expenses. Selling expenses were US$1.6 million for the first fiscal quarter of 2010 compared to US$0.7 million in the same period last year, an increase of 117.9%. The increase was mainly because the Company shouldered more transportation costs for our clients and transportation costs rose this year. Additionally, the Company incurred more costs in connection with its increased efforts on marketing and product promotion.

General and administrative expenses. General and administrative expenses were US$1.3 million in the first fiscal quarter of 2010, compared to US$0.7 million in the same period last year, an increase of 94.8%. The increase is mainly the result of more fragmented and lower quantity orders received in the first fiscal quarter of 2010 as compared to the same period last year, which led to higher administrative cost. In addition, we incurred US$0.4 million in allowance for doubtful accounts and advances to suppliers in the quarter ended September 30, 2009.

Income from Operations. Income from operations was US$1.5 million in the first fiscal quarter of 2010 compared to $13.4 million in the same period last year, a decrease of approximately 88.8%.

Net Income. Net income was US$0.5 million in the first quarter of fiscal 2010, compared to US$10.9 million in the same period last year, a decrease of 95.4%.

Financial Condition:

As of September 30, 2009, the Company had cash and cash equivalents of US$13.5 million plus $55.2 million in restricted cash and working capital of US$83.5 million. Stockholders’ equity increased to US$158.9 million, compared to US$158.3 million as of June 30, 2009. In early November, $6.6 million of cash and cash equivalents was spent for the purchase of Ningbo Zhehua.

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi (“RMB”); however, the accompanying financial information are expressed in United States Dollars. The accompanying consolidated balance sheets have been translated into U.S. Dollars at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Each transaction in the Company’s equity securities has been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is one of a leading private manufacturer of fine finished steel products and welded steel pipes used by steel fabricators and infrastructure projects. Sutor utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into fine finished steel products and welded steel pipes including hot-dipped galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel, longitudinally welded steel pipes and spiral welded steel pipes.. To learn more about the Company, please visit http://www.sutorcn.com.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for our steel finishing fabrication products, our expectations regarding the continued growth of the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about our relative strength and about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties, including developments in the world economy and in our industry, could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2009, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

--FINANCIAL TABLES FOLLOW—

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PRO-FORMA STATEMENT OF STOCKHOLDERS' EQUITY
AND CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Pro-Forma
	Statement of
	Stockholders' Equity
	September 30,	September 30,	June 30,
	2009	2009	2009
	(Note 1)
ASSETS
Current Assets:
Cash and cash equivalents		$13,518,156	$10,653,438
Restricted cash		55,194,783	64,811,741
Trade accounts receivable, net of allowance for
doubtful accounts of $384,887 and $816,268, respectively		6,194,651	12,107,602
Other receivables		310,852	463,916
Advances to suppliers, related parties		105,279,904	76,391,552
Advances to suppliers, net of allowance
of $1,035,518 and $898,762, respectively		11,802,447	25,039,763
Inventory		38,302,420	44,163,502
Notes receivable		131,625	178,237
Deferred taxes		358,750	397,998
Total Current Assets		231,093,588	234,207,749
Property and Equipment, net of accumulated depreciation of
$20,643,782 and $18,799,763, respectively		75,573,561	77,242,707
Intangible Assets, net of accumulated amortization of
$362,474 and $345,130, respectively		3,033,727	3,047,498
TOTAL ASSETS		$309,700,876	$314,497,954

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable		$12,610,520	$16,077,413
Advances from customers		15,306,133	18,805,901
Other payables and accrued expenses		3,949,801	3,950,327
Short-term notes payable		105,629,796	104,338,736
Short-term notes payable - related parties		10,102,311	9,900,727
Total Current Liabilities		147,598,561	153,073,104
Long-Term Notes Payable		2,859,995	2,859,995
Long-Term Notes Payable - Related Parties		249,996	249,996
Total Liabilites		150,708,552	156,183,095

Stockholders' Equity
Undesignated preferred stock - $0.001 par value;
1,000,000 shares authorized; no shares outstanding		-	-
Common stock - $0.001 par value; 500,000,000 shares authorized;
37,955,602 shares outstanding	37,955	37,955	37,955
Additional paid-in capital	35,633,307	42,233,307	42,233,307
Statutory reserves	12,601,921	12,601,921	12,601,921
Retained earnings	85,366,456	85,366,456	84,865,780
Accumulated other comprehensive income	18,752,685	18,752,685	18,575,896
Total Stockholders' Equity	152,392,324	158,992,324	158,314,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$309,700,876	$314,497,954

		$-	$-

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)

	For the Three Months Ended September 30,
	2009	2008
Revenue:
Revenue	$56,804,565	$92,837,484
Revenue from related parties	67,003,757	37,219,878
	123,808,322	130,057,362
Cost of Revenue
Other cost of revenue	63,642,535	51,153,046
Purchases from related parties	55,757,299	64,123,469
	119,399,834	115,276,515

Gross Profit	4,408,488	14,780,847

Operating Expenses:
Selling expense	1,604,096	736,165
General and administrative expense	1,294,215	664,296
Total Operating Expenses	2,898,311	1,400,461
Income from Operations	1,510,177	13,380,386

Other Income (Expense):
Interest income	480,572	492,350
Other income	319,803	55,572
Interest expense	(1,346,898)	(1,531,046)
Other expense	(239,589)	(131,863)
Total Other Income (Expense)	(786,112)	(1,114,987)

Income Before Taxes and Minority Interest	724,065	12,265,399
Provision for income taxes	(223,389)	(1,403,097)

Net Income	$500,676	$10,862,302

Basic and Diluted Earnings per Common Share	$0.01	$0.29

Basic and Diluted Weighted Average Shares	37,955,602	37,955,602

Net Income	$500,676	$10,862,302
Foreign currency translation adjustment	176,789	374,980
Comprehensive Income	$677,465	$11,237,282

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended September 30,
	2009	2008

Cash Flows from Operating Activities:
Net income	$500,676	$10,862,302
Adjustments to reconcile net income to net cash provided by
(used in) operating activities
Depreciation and amortization	1,840,352	1,229,998
Deferred income taxes	39,646	165,215
Gain on sale of assets	-	(161,346)
Changes in current assets and liabilities:
Trade accounts receivable, net	5,922,669	(4,089,870)
Other receivables, net	153,474	(338,219)
Advances to suppliers	13,256,897	17,726,151
Inventories	5,904,564	(33,686,006)
Accounts payable	(3,482,040)	(3,137,292)
Advances from customers	(3,517,770)	(5,105,367)
Other payables and accrued expenses	(3,935)	1,107,471
Advances to suppliers - related parties	(28,793,173)	61,008,281
Net Cash Provided by (Used in) Operating Activities	(8,178,640)	45,581,318

Cash Flows from Investing Activities:
Changes in notes receivable	46,776	185,322
Purchase of property and equipment, net of value
added tax refunds received	(73,792)	(4,096,689)
Proceeds from sale of assets	-	782,493
Net change in restricted cash	9,680,250	9,828,144
Net Cash Provided by Investing Activities	9,653,234	6,699,270

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	61,432,374	20,525,557
Payments on notes payable	(60,250,220)	(74,239,886)
Proceeds from issuance of notes payable - related parties	199,932	4,060,737
Net Cash Provided by (Used in) Financing Activities	1,382,086	(49,653,592)

Effect of Exchange Rate Changes on Cash	8,038	29,449

Net Change in Cash	2,864,718	2,656,445
Cash and Cash Equivalents at Beginning of Year	10,653,438	12,494,339
Cash and Cash Equivalents at End of Year	$13,518,156	$15,150,784

Supplemental Cash Flow Information
Cash paid during the period for interest	$1,023,281	$1,253,855
Cash paid during the period for taxes	$91,327	$1,080,491

	-

Contact:

Company Contact (PRC):
Mr. Jason. Wang
+86 512 52680988
investor_relations@sutorcn.com